Exhibit 10.14

Rainwater Enhancement Technologies, Inc.

December 31, 2024

Mr. Randy Seidl

3141 Dahlia Way

Naples, Florida 34105

Re: Offer of Employment

Dear Randy:

On behalf of Rainwater Enhancement Technologies, Inc. (together with its successors, the “Company”), I am pleased to offer you the position of Chief Executive Officer of the Company. Your employment will be effective as of the date that a registration statement under the Securities Act of 1933, as amended, or any other agreement which, if the transactions contemplated by such agreement are consummated, will result in the shares of the Company’s Common Stock (as defined in the Incentive Plan (as defined below)), directly or indirectly, becoming publicly traded on a national securities exchange or quoted on a national quotation system, is declared effective by the Securities and Exchange Commission and the Business Combination Date (the foregoing, collectively, the “Effective Date”). The Business Combination Date is defined as the date the business combination among the Company, Rain Enhancement Technologies Holdco Inc. and Coliseum Acquisition Corp. is closed and the shares of the Class A common stock of the Company are publicly traded.

The terms that will apply to your employment with the Company are as follows:

1.	Position and Duties. Commencing on the Effective Date, provided you are able to provide services to the Company as its Chief Executive Officer, you will be employed by the Company on a full-time basis as the Chief Executive Officer of the Company, reporting to the Board of Directors (“Board”) of the Company (“Direct Report”). You will be appointed to the Board of Directors of the Company as soon as reasonably practicable after the Effective Date. You will also be able to continue your existing, non-competitive professional activities, provided that those activities do not materially interfere or conflict with the performance of your duties, responsibilities or authorities for the Company hereunder (including conflicting with any of the restrictive covenants set forth in the Fair Competition Agreement (as defined below).

In the event the Company offers you a different position from that of the Chief Executive Officer or requires that you work in a different location and you decide not to take the position or work from a different location, this shall constitute a Termination without Cause, unless otherwise agreed. Prior to the Effective Date, and unrelated to your position as a member of the Board, you agree to help establish and organize the Company into a viable operation and enterprise. The Company agrees to pay you at an hourly rate of $750.00 (known as “Hourly Services”) plus reasonable business expenses. However, the Company shall pay you for the Hourly Services only after the Effective Date and in incremental amounts over time in addition to your initial base salary as noted below in “Base Salary”. In the event there is no Effective Date, you will be reimbursed for all Company reasonably related business and travel expenses.

2.	Base Salary and Annual Bonus. Commencing on the Effective Date, you will receive an initial base salary of $500,000, less applicable tax and other withholdings and deductions required by law, payable in accordance with the Company’s payroll practices in effect from time to time. Your base salary will be subject to annual review by the Board or the Compensation Committee (the “Committee”) of the Board. The Company will endeavor to pay you at least once a month, if not sooner based on mutually established goals agreed upon by and among you and the Company. You acknowledge and agree that the Company’s payroll practices will be subject to adjustments due to the fact that the Company is a startup. For each calendar year of your employment, you also will be eligible to receive an annual cash incentive bonus (the “Annual Bonus”) in a target amount equal to 200% of your base salary. The Annual Bonus will be subject to pro-ration for any period of employment of less than a full calendar year. The Annual Bonus will be subject to the achievement of Company and/or individual performance goals mutually established by and among you and the Board or the Committee. The actual amount of the Annual Bonus, if any, will be determined in good faith by the Committee. Any earned Annual Bonus shall be subject to standard payroll deductions and withholdings, and paid no later than March 15 of the year following the calendar year to which the Annual Bonus relates. Any payments that are not paid timely will accrue interest at a rate of 8% per annum until paid in full.

3.	Bonus Compensation Note. The Company, or any of its affiliated entities, will issue to you within 30 days immediately following the Effective Date an unsubordinated unsecured note with a four-year term with a face value of $5,000,000 (the “Note”). The Note shall accrue interest at a rate equal to the applicable federal rate (AFR) most recently published by the IRS as of the date of the Note for instruments having a term of between 3 and 9 years (Mid- Term AFR). The outstanding balance of the Note and all accrued interest shall be due and payable on the earlier to occur of (x) the four-year anniversary of the date of the Note, subject to your continued service with the Company through such date, (y) if the Company terminates your employment without Cause following the consummation of an Initial Public Offering, the date of your termination, and (z) the date on which a Change in Control (as defined below) is consummated, at the time of the change in control (the earliest such date, the “Maturity Date”). In all events, payment of the outstanding balance of the Note and all accrued interest shall be made no later than February 1st of the year following the calendar year in which the Maturity Date occurs.

4.	Long Term Equity Compensation. As soon as reasonably practicable following the Effective Date and approval by the Committee, you will be granted under the Company’s equity incentive plan, as in effect from time to time and subject to the terms of such plan (the “Incentive Plan”), an option to purchase that number of shares of Common Stock equivalent to eight percent (8%) of the Company’s issued and outstanding shares (including options and shares that may be issued upon exercise of warrants as of the Business Combination Date) of equity capital determined on an as-converted basis as of the date of grant (including shares of Common Stock reserved for issuance pursuant to the Incentive Plan) (collectively, the “Equity Award”). The exercise price of the stock options constituting the Equity Award shall be equal to the lesser of the per share value of the Common Stock assuming an enterprise value of $45 million or the fair market value of the Common Stock on the date of grant, determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and shall vest (i) fifty percent (50%) on the one-year anniversary of the Effective Date and (ii) fifty percent (50%) on the two-year anniversary of the Effective Day. The Equity Award will be granted pursuant to the Incentive Plan, evidenced by one or more award agreements under the Incentive Plan, and subject to all of the terms, conditions and restrictions set forth in the award agreement(s) and the Incentive Plan (including without limitation, any resale or other transfer restrictions as may be set forth therein). The Board may also grant you additional stock from time to time for incentive and performance purposes. Notwithstanding anything to the contrary, in the event of a Change in Control, all shares (100%) constituting the Equity Award and any additional shares granted by the Board from time to time to you, shall immediately vest and become exercisable by you.

5.	Benefit Plans and Programs. You will be eligible to participate in the Company’s benefits plans and programs in effect from time to time, subject to the terms of any and all plan documents and programs. The Company reserves the right, to reasonably amend, change or discontinue, in whole or in part, any and all of its benefits and/or benefit plans and programs. The Company will reimburse you for all reasonable business expenses you incur in the performance of your duties, subject to the terms of the Company’s expense reimbursement policies applicable to senior executives. You will be entitled to paid vacation in accordance with the Company’s policies, Healthcare paid for at the Company’s expense and access to the Company’s 401K plan (when, and if, so established by the Company).

6.	At-Will Employment. Your employment with the Company shall, at all times, be on an “at-will” basis. Your employment can be terminated at any time, for any or no reason, with or without cause or notice, and you may resign at any time with or without reason, subject to any notice you are required to provide pursuant to the terms of the Fair Competition Agreement (as defined herein). The at-will nature of the employment relationship cannot be changed except in a separate, individualized, written agreement signed by you and the Company.

7.	Termination. In the event your employment with the Company terminates for any reason, the Company will pay you (i) unpaid base salary and pro-rated bonuses through the termination date, payable in accordance with the Company’s payroll practices, (ii) unreimbursed business expenses, payable in accordance with and subject to the terms of the Company’s expense reimbursement policies and (iii) any vested non-forfeitable amounts or other benefits owing or accrued as of the termination date under the Company’s benefit plans or programs in which you participated (collectively, the “Accrued Benefits”).

Without otherwise limiting the “at-will” nature of your employment, in the event your employment is terminated at any time by the Company without “Cause” (as defined below) then the Company shall provide you an amount equal to 12 months of your then-current base salary and a pro-rata portion of your current bonus, payable in substantially equal installments over the 12-month period following the date of your termination or resignation.

In the event your employment is terminated by the Company without Cause in each case, upon or within 12 months following a Change in Control (as defined in the Incentive Plan) (provided such Change in Control constitutes a change in control under Section 409A), then in addition to the payments described in the immediately preceding paragraph, 100% of the stock options constituting the Equity Award that are unvested as of the date of such termination shall immediately vest and become exercisable.

In the event your employment is terminated by the Company without Cause, you will be entitled to any earned but unpaid amounts as set forth in Section 3.

Notwithstanding anything herein to the contrary, you will not be entitled to receive any severance or any other payment or benefit triggered upon termination of employment (other than the Accrued Benefits) unless, within 60 days following the termination date, you have executed and not revoked a reasonable general release of claims in a standard form utilized by the Company for senior executives (the “Release”). The severance payments and benefits payable pursuant to this Section 7 shall be paid or commence on the first payroll period following the date the Release becomes effective (the “Payment Date”), provided that if the period during which you may deliver the Release spans two calendar years, the Payment Date shall be no earlier than January 1 of the second calendar year.

For purposes of this offer letter, “Cause” shall mean: (i) a willful act of dishonesty by you in connection with the performance of your duties as an employee; (ii) your conviction of, indictment for, or plea of guilty or nolo contendere to, (x) a felony or (y) any other crime involving fraud, embezzlement or moral turpitude (defined as sexual harassment or discrimination or alcohol or drug abuse or dishonesty) or a material violation of federal or state law that the Board reasonably determines has had or is reasonably likely to have a detrimental effect on the Company’s reputation or business; (iii) your gross misconduct in the performance of your duties as an employee; (iv) your intentional or grossly negligent unauthorized use or disclosure of any Confidential Information or Intellectual Property (each as defined in the Fair Competition Agreement); (v) your material breach of any obligations under any written agreement between you and the Company, including, without limitation, the Fair Competition Agreement, if such breach is not remedied by you within thirty (30) days after the Company provides you with notice thereof; (vi) your material breach of any material Company policy generally applicable to Company employees, including but not limited to those relating to insider trading or sexual harassment, if such breach is not remedied by you within thirty (30) days after the Company provides you with notice thereof; or (vii) your willful refusal to follow the lawful and reasonable directives of the Board, if such refusal is not remedied by you within thirty (30) days after the Company provides you with notice thereof.

8.	Fair Competition Agreement. As a material inducement for the Company to agree to enter into an employment relationship with you on the terms set forth herein, you agree to execute and comply with the Fair Competition Agreement attached hereto as Exhibit A (the “Fair Competition Agreement”).

9.	Company Policies and Procedures. Your employment will be subject to the Company’s standard policies and procedures (whether as currently existing or to be established in the future), as they may be reasonably amended, changed or discontinued and such other reasonable rules and regulations as may be adopted or amended.

10.	Section 409A. The severance payments and benefits under this offer letter triggered on a termination of employment shall begin only after the date of your “separation from service” (determined as set forth below), which occurs on or after date of the termination of your employment, and shall be subject to the provisions of this Section 9. The intent of the parties is that payments and benefits under this offer letter comply with, or are exempt from, Section 409A and, accordingly, to the maximum extent permitted, this offer letter shall be interpreted to be in compliance therewith or exempt therefrom. For purposes of Section 409A, your right to receive any installment payments pursuant to this offer letter will be treated as a right to receive a series of separate payments. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in this offer letter.

If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then: (i) each installment of severance payments or benefits that, in accordance with the dates and terms set forth in this offer letter, will in all circumstances, regardless of when the “separation from service” occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a “short-term deferral” within the meaning of Treasury Regulation Section 1.409A- l(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in this offer letter; and (ii) each installment of severance payments or benefits that is not described in clause (i) above and that would, absent this clause (ii), be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such “separation from service” (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your “separation from service” and any subsequent installments, if any, being paid in accordance with the dates and terms set forth in this offer letter; provided, however, that the preceding provisions of this clause (ii) shall not apply to any installment of severance payments or benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-l(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-l(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the “separation from service” occurs.

The determination of whether and when your “separation from service” from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section l.409A-1(h). Solely for purposes of this paragraph, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

All reimbursements and in-kind benefits provided under this offer letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (1) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this offer letter), (2) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (3) the reimbursement of any eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (4) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

Notwithstanding any other provision of this offer letter, the Company makes no representation or warranty and shall have no liability to you or to any other person if any provisions of this offer letter are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A. If either you or the Company reasonably determines that any payment to you will violate Section 409A, you and the Company agree to use reasonable best efforts to restructure the payment in a manner that is either exempt from or compliant with Section 409A to the extent that the restructuring is consistent with the original economic intent of the parties. You and the Company agree to execute any and all amendments to this offer letter (or any other applicable agreement) that are consistent with the original economic intent of the parties and promote compliance with the distribution provisions of Section 409A in an effort to avoid or minimize, to the extent allowable by law, the tax (and any interest or penalties thereon) associated with Section 409A. If it is determined that a payment to you was (or may be) made in violation of Section 409A, the Company will cooperate, to the extent commercially reasonable, with any effort by you to mitigate the tax consequences of such violation, including cooperation with your participation in any IRS voluntary compliance program or other correction procedure under Section 409A that may be available to you; provided, that such correction is consistent with the commercial intent of the parties hereunder; provided, further, that in no event shall the Company be obligated to incur any material cost in connection with its obligations under this sentence.

11.	Section 280G. Notwithstanding any other provision of this letter or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or any of their affiliates to you or for your benefit pursuant to the terms of this letter or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code, and would, but for this paragraph be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, but only if such reduction results in you receiving on a net after-tax basis a greater amount than you would receive on a net after-tax basis (including after payment of the Excise Tax) without such reduction. Any such reduction, if applicable, shall be made by the Company in its sole discretion consistent with the requirements of Section 409A. Any determination required under this paragraph, including whether any payments or benefits are parachute payments, shall reasonably be made by the Company. You shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this paragraph. The Company’s reasonable determinations shall be final and binding on the Company and you.

12.	Notices. All notices or other communications required or permitted to be given under this offer letter shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices also may be given electronically via PDF and by email and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to you shall be sent to your most recent residence and personal email address on file with the Company. Notice to the Company shall be sent to its physical address set forth on the first page hereto and addressed to the Board or such other person as the Company may designate at the email address provided by the Company for the Board or such person.

13.	Entire Agreement; Miscellaneous. This offer letter, together with the Incentive Plan, any equity award agreements referenced herein and the Fair Competition Agreement, constitutes the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. The terms of this offer letter may only be modified in a specific writing signed by you and an authorized representative of the Company. The invalidity or unenforceability of any provision or provisions of this offer letter will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect. Any disputes arising out of or related to this offer letter or your employment with the Company will be exclusively subject to arbitration in Massachusetts using Massachusetts law, with a single mutually acceptable arbitrator with each party to bear their own attorneys’ fees and costs. The decision of the arbitrator shall be entered in the Massachusetts Courts, if necessary. In the event of any conflict between any of the terms in this offer letter and the terms of any other agreement between you and the Company, the terms of this offer letter will control. You are also entitled to reimbursement of 50% of your attorneys’ fees and costs in connection with the negotiation and revisions to this offer letter and other related documents. By entering into this offer letter and commencing employment with the Company, you represent that you are not bound by any employment contract, restrictive covenant or other restriction that prevents you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with this offer letter. This offer letter is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. In addition, the Company may assign this offer letter or any and all rights, duties and obligations hereunder to any subsidiary of the Company; provided that any payment made by any such assignee shall offset any payment obligation of the Company. This offer letter may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this offer letter by facsimile or other electronic signature is legal, valid and binding for all purposes.

This offer of employment is contingent upon (x) your consent to a background check with results satisfactory to the Company, and (y) your presentation of satisfactory documentation that establishes identity and employment eligibility in accordance with the US Immigration and Naturalization requirements.

Please acknowledge your acceptance of this offer by returning a signed copy of this offer letter.

Very truly yours,

Rainwater Enhancement Technologies, Inc.

By:	/s/ Paul T. Dacier
Paul T. Dacier, Executive Director

Accepted and agreed:

By:	/s/ Randy Seidl
Randy Seidl
Date: 12/31/24

Exhibit A

Fair Competition Agreement

FAIR COMPETITION AGREEMENT

In consideration of the commencement of your services with Rain Enhancement Technologies, Inc. and/or any of its current or future parents, subsidiaries, affiliates, and/or successors (collectively, the “Company”), and the compensation you will receive from the Company (your “Services”), you agree, intending to be legally bound, as follows:

Acknowledgements and Representations

1.  Supplemental Terms. You acknowledge that you have received a separate independent offer letter for employment (the “Employment Offer”) that sets forth the relevant terms concerning your compensation arrangements with the Company. In the event of any conflict between this Fair Competition Agreement (this “Agreement”) and the Employment Offer, the terms of the Employment Offer shall govern.

2.  Acceptance. You acknowledge that the Company considers the protections provided by this Agreement to be necessary to safeguard its Customer Confidences, Confidential Information, Intellectual Property, Customer relationships (each as defined in this Agreement) and other business interests and is willing to commence your Services only if you agree to accept the obligations set forth herein.

3.  No Conflicting Obligations. You represent that you do not have any contractual or other obligations that would conflict with your provision of Services to the Company. In particular, you represent that you are not bound by any agreement, understanding or other obligation (including, without limitation, any non-competition or nonsolicitation agreement) with or to any person or entity that prohibits you from commencing or continuing your Services to the Company and fully performing all your duties for the Company, except as described on Annex A attached hereto. By executing this Agreement, you hereby acknowledge and confirm that all business activities in which you are currently participating and any boards on which you are serving are listed on Annex A attached hereto, which outside activities are subject to the conditions imposed on such activities in the Employment Offer.

4.  Documents and Confidential Information Belonging to Former Employers and Other Third Parties. You also represent that you have not taken or retained, and do not have in your possession, any documents, in either electronic or hard copy form, that belong to any former employer (which, for purposes of this Agreement, shall include persons, corporations, and other entities for which you have acted as an independent contractor or consultant) and that you will not use or disclose in your work for the Company any trade secrets, Intellectual Property, or confidential information belonging to any former employer or other third party.

Duties

5.  Nature of Duties. Except to the extent expressly permitted in the Employment Offer, while you are providing Services to the Company, you shall not engage in any other business activities without the prior written consent of the Company. In particular, while you are providing Services to the Company, you agree not to work for or assist, whether or not for profit or personal gain, any Competitor or engage in any business or activity that is similar to or competes directly with the Company or is inimical to the best interests of the Company or that would interfere with your ability to provide Services to the Company.

6.  Duty to Disclose Business Opportunities. During your provision of Services, you shall (a) promptly disclose to the Company all business opportunities that are presented to you in your capacity as an affiliate of the Company or that are of a similar nature to the Company’s existing business or a type of business the Company is currently developing or considering and (b) not usurp or take advantage of any such business opportunity personally or assist any third party in doing so without first offering such opportunity to the Company.

7.  Compliance with Company’s Policies and Practices. While you are providing Services to the Company, you agree to observe and comply with all rules, regulations, policies and practices relating to independent contractors in effect or adopted by the Company at this time or in the future.

Confidentiality, Non-Disclosure and Intellectual Property

8.  Customer Confidences. As used in this Agreement, “Customer” means any person, corporation or other entity (a) for which the Company has performed any services or to which it has sold any products, (b) with which it has engaged in any business activity or (c) from which the Company has actively solicited business or discussed other business arrangements in the year preceding the cessation of your Services. The Company’s Customers expect that the Company will hold all business-related information about them, including the fact that they are doing or are considering doing business with the Company and the specific matters on which they are or may be doing business, in the strictest confidence (“Customer Confidences”). You acknowledge that, during the course of your Services, you will have access to such Customer Confidences. You also acknowledge and agree that all relationships with Customers that you initiate or develop during your provision of Services to the Company belong to the Company, not to you personally.

9.  Confidential Information. You acknowledge that, during the course of your Services, you will have access to information relating to the Company’s business that provides the Company with a competitive advantage, is not generally known by persons outside the Company and could not easily be determined or learned by someone outside the Company (“Confidential Information”). Such Confidential Information, whether or not explicitly designated as confidential, includes both written information and information not reduced to writing and includes but is not limited to information about Customers, trade secrets, internal corporate policies and strategies, pricing, costs and expenses, financial and sales information, personnel information, forecasts, formulas, compilations, software programs, data, databases, directories, research, client lists and business and marketing plans, vendors, suppliers, and any modifications or enhancements of any of the foregoing. You further agree that if you previously rendered services to the Company (e.g., as an independent contractor or consultant) or otherwise gained knowledge of Customer Confidences and/or Confidential Information (e.g., by executing a Non-Disclosure Agreement prior to your rendering services to the Company in any capacity), your obligations under any such agreement between you and the Company to preserve Customer Confidences and/or Confidential Information shall remain in full force and effect pursuant to the applicable terms contained therein.

10.  Duty to Preserve Customer Confidences and Confidential Information. You agree not to use or disclose, without the prior written consent of the Company, both during and following the cessation of your Services with the Company, Customer Confidences and Confidential Information, except as may be necessary in the good faith performance of your duties to the Company or as permitted by paragraphs 20 and 21 hereof.

11.  Company Documents. You acknowledge that all documents, in hard copy or electronic form, received from the Company or created by you in connection with your Services to the Company, other than those relating solely to your personal compensation, are and will remain the property of the Company. You agree to return and/or cooperate in permanently deleting all such documents (including all copies) promptly upon the cessation of your Services and agree that, during and following your Services with the Company, you will not, under any circumstances, without the written consent of the Company, disclose those documents to anyone outside the Company or use those documents for any purpose other than the advancement of the Company’s interests, or as permitted by paragraphs 20 and 21 hereof. You further understand and agree that you are prohibited from searching for, accessing, viewing, printing, transferring and/or using documents, e-mails, and any other data stored on any of the Company’s computer systems in the absence of a legitimate business need or Company objective, and any such actions or use will be considered unauthorized. Documents shared internally with you, by way of e-mail, memorandum, or file transfer from other Company employees will be rebuttably presumed to be authorized.

12.  Obligation to Return Signed Termination Certificate Upon Cessation of Services. Upon cessation of your Services, you will be asked to participate in an exit interview and to sign and deliver a “Termination Certificate,” the form of which is attached hereto as Annex B. If you do not attend an exit interview, you are still obligated to sign and deliver the Termination Certificate. Your failure to sign the Termination Certificate, however, shall not affect any of your obligations under this Agreement.

13.  Intellectual Property.

(a) You agree to fully and promptly disclose in writing to the Company, without additional compensation, all ideas, original or creative works, inventions, discoveries, computer software or programs, trading strategies, statistical and economic models, improvements, designs, formulae, processes, know-how, trade secrets, works of authorship, mask works, production methods, technological innovations, and any other intellectual property or proprietary rights, whether or not patentable or copyrightable, including any applications or registrations relating thereto (collectively, “Intellectual Property”) which, during your Services with the Company, is made, developed, conceived or created by you, alone or with others (whether or not during usual working hours, whether on or off the job) and which either (i) is based on or incorporates, in whole or in part, the Intellectual Property or Confidential Information of the Company, (ii) is made, developed, conceived or created, in whole or in part, using the Company’s premises, equipment or other property, (iii) is made, developed, conceived or created, in whole or in part, as a result of instructions given by the Company or of your Services, or (iv) relates in any way to atmospheric ionization and the improvement of rainfall or the overall objects of the Company, or is incorporated in achieving such rainfall improvements (all such Intellectual Property, the “Developed Intellectual Property”). You acknowledge that the Company owns all Developed Intellectual Property as works made for hire to the fullest extent of the law, including, but not limited to, the Copyright Act of 1976 (17 U.S.C. § 101) and, for the avoidance of doubt, you hereby irrevocably assign to the Company all rights, title and interest in, to and under the Developed Intellectual Property. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s right, title, or interest in any Intellectual Property so as to be less in any respect than the Company would have had in the absence of this Agreement.

(b) You agree, at any time during or after your Services, to sign all papers and do such other acts and things, at the Company’s expense, as the Company deems necessary or desirable and may reasonably require of you to protect, ensure, perfect, record or otherwise evidence the Company’s rights in, to and under the Developed Intellectual Property, including, but not limited to, assistance or cooperation (i) in filing, prosecution, registration and memorialization of assignments, and maintenance of any applicable patents, copyrights, mask works, or other Intellectual Property, (ii) in the enforcement of any applicable patents, copyrights, mask works, moral rights, trade secrets, or other Intellectual Property, and (iii) in other legal proceedings related to the Developed Intellectual Property in any and all domestic and overseas jurisdictions. You agree to create and maintain records of all Intellectual Property made, developed, conceived or created by you, alone or with others (whether or not during usual working hours, whether on or off the job) that are sufficient to determine if such Intellectual Property constitutes Developed Intellectual Property.

(c) You hereby grant an irrevocable, perpetual, non-exclusive, worldwide, fully paid-up, royalty-free, fully transferable, sublicensable (including the right to grant further sublicenses through multiple tiers) license to the Company to use, copy, display, reproduce, perform, create derivative works from, modify and otherwise exploit in any fashion any and all Intellectual Property owned or otherwise licensable by you (either as of the date hereof or during the course of your Services) which relates or could relate to the business of the Company or is incorporated, included or otherwise used or utilized in (or useful or necessary to use or utilize) any work or deliverables provided by you in the course of your Services.

(d) This section shall survive the cessation of your Services in perpetuity.

Restrictive Covenants

14.  Nature of Company’s Business. You acknowledge that the Company is engaged in a highly competitive business and that the preservation of its Customer Confidences and Confidential Information is critical to the Company’s continued business success. You also acknowledge that the Company’s relationships with its Customers are extremely valuable and that, by virtue of your provision of Services to the Company, you have had or may have contact with those Customers and that, if so, you must always act in the best professional manner and are being compensated to develop relationships with Customers on behalf of and for the benefit of the Company. As a result, your agree not to disclose the Company’s Confidential Information to any third-party to directly or indirectly compete with the Company.

15.  Non-Solicitation of Employees. You also agree that, during the period of providing your Services to the Company, and for twelve (12) months following the cessation of your Services for any reason (the “Restricted Period”), you will not, directly or indirectly, solicit, hire or seek to hire (whether on your own behalf or on behalf of some other person or entity) any person who is at that time (or was during the prior six (6) months) an employee, consultant, independent contractor, representative or other agent of the Company. Nor will you during the Restricted Period, directly or indirectly, on your own behalf or on behalf of any other person, entity or organization, induce or encourage any employee, consultant, independent contractor, representative or other agent of the Company to terminate or reduce his or her employment or other business relationship or affiliation with the Company. Nor will you directly or indirectly assist any third party in doing what you yourself are prohibited from doing under this paragraph.

16.  Non-Disparagement. Except as otherwise permitted by this Agreement or applicable law, you agree that during your provision of Services to the Company and at all times thereafter you will not make disparaging or defamatory comments regarding the Company or its owners, members, directors, officers, employees, shareholders, agents, representatives or others with whom the Company has a business relationship as of the date of cessation of your Services or make any public statements that are intended to, or can reasonably expected to, damage the reputations of any of such entities or persons.

17.  Tolling. In the event that you violate any of the preceding provisions of the Restrictive Covenants sections of this Agreement, the time periods set forth in those sections shall be extended for the period of time you remain in violation of the provisions.

Arbitration

18.  (a) It is understood and agreed between the parties hereto that any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including, but not limited to, tort and contract claims, and claims based upon any law, statute, order, or regulation) arising out of, in connection with, or in relation to (i) the interpretation, performance or breach of this Agreement, (ii) your Services to the Company, (iii) the cessation of your Services to the Company, and (iv) the arbitrability of any claims under or relating to this Agreement, shall be resolved by final and binding arbitration. This agreement to arbitrate expressly includes, but is not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, Section 1981 of the Civil Rights Act of 1866, the Family and Medical Leave Act, as amended, the Employee Retirement Income Security Act, as amended, the Fair Labor Standards Act, as amended, and any similar federal, state, local or municipal law, statute or regulation.

(b)  The forum for any arbitration under this Agreement shall be final and binding arbitration under the auspices of JAMS in Boston, Massachusetts.

(c)  The arbitration shall be conducted in accordance with the then-existing JAMS Employment Arbitration Rules and Procedures, except to the extent such rules conflict with the procedures set forth in this paragraph, in which case these procedures shall govern. Any such arbitration shall be before one arbitrator. The parties shall select a mutually acceptable retired federal judge from the panel of arbitrators serving with any of JAMS’s offices, but in the event the parties cannot agree on an arbitrator, the Administrator of JAMS shall appoint a retired federal judge from such panels (the arbitrator so selected or appointed, the “Arbitrator”). The Arbitrator shall render an award and a written, reasoned opinion in support thereof. The Arbitrator shall have power and authority to award any appropriate remedy (in law or equity) or judgment that could be awarded by a court of law in the Commonwealth of Massachusetts, and, upon good cause shown, the Arbitrator shall afford the parties adequate discovery, including deposition discovery.

(d)  The dispute resolution process shall be strictly confidential. Neither party shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties, except as required by applicable law. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this Agreement. The Arbitrator shall be bound by and shall strictly enforce the terms of this paragraph 18 and may not limit, expand or otherwise modify its terms. The Arbitrator shall make a good faith effort to apply the substantive law (and the law of remedies, if applicable) of the Commonwealth of Massachusetts, or federal law, or both, as applicable, without reference to conflicts of laws provisions. The Arbitrator shall be bound to honor claims of privilege or work-product doctrine recognized at law, but the Arbitrator shall have the discretion to determine whether any such claim of privilege or work-product doctrine applies. The award rendered shall be final and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction thereof.

(e)  Claims must be brought by either you or the Company in your or its individual capacity, not as plaintiffs or class members in any purported class or collective proceeding, and the Arbitrator shall not have the power to hear the arbitration as a class or collective action. To the maximum extent permitted by law, both you and the Company waive the right to bring, maintain, participate in, or receive money from any class, collective or representative proceeding. The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible.

(f)  Each party shall bear its own fees and expenses with respect to this dispute resolution process and any litigation related thereto and the parties shall share equally all fees and expenses, in accordance with the JAMS Employment Arbitration Rules and Procedures, unless prohibited by applicable law.

Other Terms

19.  In the twelve (12) months following the cessation of your Services with the Company, in the event you seek or obtain employment or another business affiliation with any person or entity other than the Company, you agree to provide that person or entity with a copy of this Agreement. You also agree to notify the Company in writing, as far in advance as is reasonably practicable, of the details of such employment or business affiliation. You also agree that the Company may provide a copy of this Agreement to any such person or entity.

20.  Nothing in this Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing Confidential Information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation, the U.S. Securities and Exchange Commission or the Financial Industry Regulatory Authority (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. You do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and you do need to notify the Company that you have engaged in such conduct. This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of the law.

21.  Pursuant to the Defend Trade Secrets Act of 2016, non-compliance with the confidentiality provisions of this Agreement shall not subject you to criminal or civil liability under any Federal or State trade secret law for the disclosure of a Company trade secret: (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to an attorney representing you in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and you do not disclose the trade secret, except pursuant to court order.

22.  You acknowledge that the restrictions contained in this Agreement are fair, reasonable and necessary for the protection of the legitimate business interests of the Company, and that, in the event of any actual or threatened breach by you, the Company will suffer serious, irreparable and substantial harm to its business and interests, the extent of which may be difficult to determine and impossible to fully remedy by an action at law for momentary damages. You therefore consent to the entry of a restraining order, preliminary injunction or other preliminary, provisional or permanent court order to enforce this Agreement and expressly waive any security that might otherwise be required in connection with such relief, and you further agree that the dispute resolution process set forth in paragraph 18 of this Agreement in no way limits the Company’s right to obtain any preliminary, provision or permanent relief as may be necessary to protect the Company’s rights and interests. You also agree that any request for such relief by the Company shall be in addition and without prejudice to any claim for monetary damages which the Company might elect to assert. In the event you are found by a court of the Commonwealth of Massachusetts or an Arbitrator to have violated any provision of this Agreement, the Company shall be entitled to recover all costs and expenses of enforcement, including reasonable attorneys’ fees.

23.  If any provision of this Agreement is held to be unenforceable by a court or other decision-maker, the remaining provisions shall be enforced to the maximum extent possible. If a court or other decision-maker should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

24.  This Agreement as well as the Employment Offer represents the entire agreement of the parties with respect to the subject matter covered, supersedes any and all prior written or oral agreements and cannot be modified except in a writing signed by both parties. The waiver by any party to this Agreement of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach. The terms of this Agreement may only be modified in a specific writing signed by you and an authorized representative of the Company.

25.  This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns. Neither a formal assignment nor notice to you shall be required. This Agreement shall be binding upon you and your heirs, executors, administrators and legal representatives. However, your duties and obligations hereunder are personal and shall not be assignable or delegable by you in any manner whatsoever.

26.  This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the state’s principles of conflict of laws.

27.  Any notice required or permitted to be given under this Agreement shall be in writing and sent by both email and certified mail, return receipt requested. If the notice is from you to the Company, it shall be sent to the General Counsel of the Company, or if there is no General Counsel, then to the President and the Chairman of the Board of Directors. If sent by the Company to you, such notice shall be sent to your last known email and home addresses.

28.  This Agreement may be executed by fax or email and/or in multiple counterparts, each of which shall be deemed an original.

29.  The parties waive the right to a jury trial to the maximum extent permitted by law.

30.  You acknowledge that you understand the terms and conditions set forth in this Agreement and have had adequate time to consider whether to agree to them and to consult a lawyer or other advisor of your choice if you wish to do so.

31.  For the avoidance of doubt, Sections 9, 10, 11, 12, 14, 15, 16, 17, 18, and 19 will survive the cessation of your Services in accordance with their terms.

IN WITNESS WHEREOF, the parties have executed this Agreement as of this 31st day of December, 2024.

THE COMPANY

By:	/s/ Paul T. Dacier

Printed Name:	Paul T. Dacier

Title:	Executive Chairman

EMPLOYEE

By:	/s/ Randy Seidl

Printed Name:	Randy Seidl
Date: 12/31/24

ANNEX A

Description of Restrictive Agreements

Description of Current Outside Business Activities or Board Service

[Executive to provide]

ANNEX B

TERMINATION CERTIFICATE

The undersigned hereby certifies as follows:

1. When I signed the Fair Competition Agreement dated as of _________ (the “Agreement”), I read and understood the terms contained therein. I have now reviewed the Agreement again as part of my exit interview, and I fully understand the terms thereof and my continuing obligations thereunder, including my obligations (a) not to use for personal benefit or disclose to others any Confidential Information (as defined in the Agreement), and (b) with respect to Developed Intellectual Property (as defined in the Agreement).

2. I have fully complied with the terms of the Agreement, including the return of any documents and other tangible materials of any nature containing Confidential Information or Intellectual Property of the Company.

3. I recognize that the unauthorized taking of any Confidential Information or Intellectual Property of the Company is a crime, and that any unauthorized taking of Confidential Information or Intellectual Property of the Company may also result in civil liability.

4. Rain Enhancement Technologies, Inc. (the “Company”) may notify my new employer or other person or entity I intend to provide services to of (a) the general nature or subject matter of the Confidential Information (without actually disclosing such Confidential Information) to which I had access while providing services to the Company, and (b) my continuing obligations under the Agreement to keep such Confidential Information in confidence, and not to disclose or use such Confidential Information without the Company’s prior written consent.

5. Attached hereto is a complete list of all Developed Intellectual Property. If no such list is attached, I represent that as of the date hereof I did not make, conceive, reduce to practice or develop, either alone or jointly with others, any Developed Intellectual Property.

6. I understand and acknowledge that should I fail to comply with my obligations under the Agreement, the Company shall have, in addition to a claim for damages, the right to obtain an injunction prohibiting me from disclosing Confidential Information to a third party or using any Intellectual Property of the Company.

Employee Signature: ___________________ Witnessed by: _________________________

Print Name: __________________________ Print Name: __________________________

Date: __________________________ Date: __________________________

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